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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the references to our firm under the caption 'Experts' in the Registration Statement (Form S-4) and related Prospectus of Time Warner Inc. ('Time Warner') for the registration of 10 1/4% Series M Exchangeable Preferred Stock ('Series M Preferred Stock'), 10 1/4% Series L Exchangeable Preferred Stock and 10 1/4% Senior Subordinated Debentures due 2011, and for the exchange of all outstanding shares of 10 1/4% Series K Exchangeable Preferred Stock for shares of Series M Preferred Stock and to the incorporation by reference therein of (i) our reports dated February 6, 1996, with respect to the consolidated financial statements and schedules of Time Warner and Time Warner Entertainment Company, L.P., and our report dated March 3, 1995 with respect to the combined financial statements of the Time Warner Service Partnerships, incorporated by reference from Time Warner's Annual Report on Form 10-K for the year ended December 31, 1995, and (ii) our report dated March 8, 1996, with respect to the consolidated financial statements and schedule of Cablevision Industries Corporation and Subsidiaries, and our reports dated July 28, 1995, with respect to the financial statements of Newhouse Broadcasting Cable Division of Newhouse Broadcasting Corporation and Subsidiaries and Vision Cable Division of Vision Cable Communications, Inc. and Subsidiaries, incorporated by reference from Time Warner's Current Report on Form 8-K dated May 15, 1996, filed with the Securities and Exchange Commission.

                               ERNST & YOUNG LLP

New York, New York
May 21, 1996

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